EXHIBIT 99.1

Simmons First National Corporation Declares $0.21 Per Share Dividend

PINE BLUFF, Ark., May 30, 2013 (GLOBE NEWSWIRE) -- Simmons First National Corporation's (Nasdaq:SFNC) Board of Directors declared a regular $0.21 per share quarterly cash dividend payable July 1, 2013, to shareholders of record June 14, 2013. This dividend represents a $0.01 per share, or 5.0% increase over the dividend paid for the same period in 2012.

Simmons First National Corporation is an eight bank financial holding company with community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. The Company's eight banks conduct financial operations from 96 offices, of which 92 are financial centers, in 55 communities in Arkansas, Missouri and Kansas.

CONTACT: DAVID W. GARNER
         Senior Vice President and Investor Relations Officer
         Simmons First National Corporation
         (870) 541-1000
         Ticker symbol: SFNC